Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust:

We consent to the use of our reports, dated February 12, 2020, February 14, 2020, February 20, 2020, February 21, 2020, and February 24, 2020 with respect to the financial statements and financial highlights of the portfolios comprising Advanced Series Trust (as listed in our reports or the appendices to our reports), as of December 31, 2019, and for the respective years or periods presented therein (as listed in our reports or the appendices to our reports), incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

April 13, 2021